EXHIBIT 23.2

                           CONSENT OF KPMG AZSA & Co.


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
Advantest Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Advantest Corporation of our report dated April 26, 2004, except for note 20, which is as of July 21, 2005, with respect to the consolidated balance sheet of Advantest Corporation as of March 31, 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2004, which report appears in the March 31, 2005, annual report on Form 20-F of Advantest Corporation.



/s/ KPMG AZSA & Co.

Tokyo, Japan
March 7, 2006